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CATC
Enabling Global Connectivity       Computer Access Technology Corporation
                                   2403 Walsh Avenue, Santa Clara, CA 95051-1302
                                   Tel: (408) 727-6600, Fax: (408) 727-6622
                                   www.catc.com

FOR IMMEDIATE RELEASE
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IR Contact: Dennis W. Evans     Media Contact: George Millington, Walt & Company
            (408) 727-6600                      (408) 496-0900
            devans@catc.com                   gmillington@walt.com


                 Jean-Louis Gassee Named President & CEO of CATC

Santa Clara, CA--January 7, 2002--Computer Access Technology Corp. (NASDAQ:
CATZ), a communication protocol expert company and a leading provider of advanced verification systems and connectivity products for digital communications standards, today announced the election of Jean-Louis Gassee as president and chief executive officer. Gassee, 57, has served on CATC's board of directors since the company's initial public offering in 2000. He succeeds CATC co-founder Dan Wilnai, 60, who announced his plans to retire from day-to-day operations earlier this year. Wilnai will remain active at CATC during a transition period and will continue to serve as chairman of CATC's board of directors.

Gassee brings more than 30 years of high technology experience to CATC, most recently as the President, CEO and Chairman of Be, Incorporated, a company he founded in October 1990. Be, Inc. recently sold substantially all of its technology assets to Palm, Inc.

Prior to Be, Jean-Louis Gassee spent over nine years at Apple Computer, Inc. In February 1981, Gassee started Apple's French subsidiary and, in 1982, was also named president of the "Apple Education" foundation. Apple France became and remains Apple's largest business unit outside of the United States. In 1985, Gassee was transferred to Cupertino, California, to head Apple's Product Development. Most recently, Gassee, was president of the Apple Products Division, responsible for managing all of Apple's global product

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CATC Names Jean-Louis Gassee as President and CEO                    Page 2 of 3

functions, including product marketing, worldwide manufacturing and research and development. He left Apple in 1990 to form Be.

"We couldn't be more pleased with the result of our search for a new leader of CATC," said Wilnai. "We were determined to find an experienced executive with demonstrated success as a leader of high tech companies. Jean-Louis Gassee has that background and a track record of leading high technology organizations to new levels of growth and success. We look forward to CATC achieving that kind of success under his leadership."

Gassee stated: "I am very excited about joining CATC at this stage of its development. The company has an outstanding team, a large and loyal customer base and an excellent reputation for quality products, customer service and innovation in the IT industry. Importantly, CATC has been using its strong balance sheet to make strategic investments that will position us to build on our leadership in the digital communications protocol marketplace when IT spending growth resumes."

Before joining Apple, Gassee was president and general manager of the French subsidiary of Exxon Office Systems. Gassee also held several general management positions with Data General, including general manager for France, area manager for Latin and Middle-East countries and marketing director for Europe. In addition, he spent six years at Hewlett-Packard where he was responsible for overseeing the launching of the company's first desktop scientific computer and the development of its sales organization in France, before his promotion to Sales Manager of Europe.

Gassee serves as a director of several private or publicly traded companies, including 3Com, Electronics for Imaging and Logitech. A graduate of the Faculty of Sciences, a math and physics university in Orsay, France, Gassee holds a master's of science degree.


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CATC Names Jean-Louis Gassee as President and CEO                    Page 3 of 3

About CATC

CATC (NASDAQ: CATZ - news), a communication protocol expert company, provides
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advanced verification systems and connectivity products for existing and emerging digital communications standards such as USB, IEEE 1394, Bluetooth wireless technology, InfiniBand, Serial ATA and Ethernet. CATC products are used by semiconductor, device, system and software companies at each phase of their products' lifecycles from development through production and market deployment. CATC verification systems consist of development and production products that accurately monitor communications traffic and diagnose operational problems to ensure standards compliance and interoperability as well as assist system manufacturers to download software onto new computers. CATC connectivity products enable reliable, uninterrupted service for broadband Internet access. CATC was founded in 1992 and is headquartered in Santa Clara, California. CATC can be found on the web at http://www.catc.com.
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This press release may contain forward-looking statements based on CATC's current expectations, such as management capability and experience, levels of growth, profitability and shareholder value. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, such as CATC's management performance, success of growth, profitability and increased shareholder value. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in CATC's Annual Report on Form 10K, filed March 12, 2001, its most recent Form 10-Q filed on November 14, 2001 and subsequent filings CATC may make with the SEC, as amended, which can be viewed at the Securities and Exchange Commission's website at http://www.sec.gov/
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